EXHIBIT 99.1

Dynacq Healthcare, Inc. Announces Settlement of Vista Hospital of Baton Rouge Lawsuit

HOUSTON – February 28, 2005 – Dynacq Healthcare, Inc. (DYII.OB) (“Dynacq”) announced today that Dynacq, its subsidiary Vista Hospital of Baton Rouge, LLC and Chiu M. Chan, its chief executive officer, have entered into a settlement agreement with Liljeberg Enterprises International, L.L.C. to settle all matters between the parties. Dynacq agreed to pay $1.2 million in cash to Liljeberg, and Liljeberg agreed to a full and final release of Dynacq, Vista Hospital of Baton Rouge and Chui M. Chan from any and all claims brought by Liljeberg and any of its affiliates against Dynacq and its affiliates. The Board of Directors of Dynacq approved the terms of the settlement on February 25, 2005. The settlement agreement is subject to the approval of the United States Bankruptcy Court. Liljeberg has further agreed not to oppose the Plan of Reorganization filed by Vista Hospital of Baton Rouge, which is expected to be confirmed in the near future. Once the settlement is final, Liljeberg has agreed to cause to be dismissed with prejudice any and all lawsuits filed by Liljeberg or any of its affiliates and pending against Dynacq or any of its affiliates.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

Contact:

Dynacq Healthcare Inc., Houston

Christina L. Gutel-Williams, 713-378-2000

christina.gutel@dynacq.com

Certain statements included in this press release, which are not historical facts, are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs and involve certain risks and uncertainties, including those described in our public filings with the United States Securities and Exchange Commission; also including, but not limited to, changes in interest rates, competitive pressures, changes in customer mix, changes in third party reimbursement rates, financial stability of major customers, changes in government regulations or the interpretation of these regulations, changes in supplier relationships, growth opportunities, cost savings, revenue enhancements, synergies and other benefits anticipated from acquisition transactions, difficulties relative to integrating acquired businesses, the accounting and tax treatment of acquisitions, and asserted and unasserted claims, which could cause actual results to differ from those in the forward-looking statements. The forward-looking statements by their nature involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date herein.